EXHIBIT 99.1
PRESS RELEASE
For immediate release
Contact: Bryna Butler, (740) 578-3400, E-mail: bsbutler@ovbc.com

Ryan Smith Joins OVBC & OVB Boards

GALLIPOLIS, Ohio — Chairman and CEO Thomas E. Wiseman announces that K. Ryan Smith was elected to the Boards of Directors of Ohio Valley Banc Corp. [Nasdaq: OVBC] and Ohio Valley Bank during the board meeting held June 15. His tenure will begin July 1.

“I applaud the boards selection of Ryan Smith to serve as a director of the company,” said Wiseman. “I’ve had the privilege of seeing up close the leadership Ryan brings to every situation he encounters. His experience and leadership on a statewide basis will benefit the company and our shareholders as we continue to grow and pursue our community first mission.”

Smith is president of the University of Rio Grande and brings to these boards 23 years of experience in business and the investment and securities industry. He also served in Ohio’s House of Representatives where he sponsored two different state budgets of $70 billion each and had the distinguished honor of serving as the 103rd speaker of the Ohio House.

Smith will be filling the seats left by Jeff Smith who retired from both boards in May 2020.

A native of Gallia County, Ohio, Smith is a graduate of Gallia Academy High School and holds a bachelor’s degree in finance from The Ohio State University. He is a past president of the Gallia County Chamber of Commerce, former board member of Holzer Health, and current board member of the Gallia County Community Improvement Corporation (CIC). He is a former board member of Gallipolis City Schools and led the Red Dot campaign, the driving force behind fundraising for the Gallia Academy High School building built in 2009. His leadership is an outstanding example of Ohio Valley Bank’s mission to put Community First.

Smith and wife, Vicki, reside in Gallia County with their four children: Grant, Blake, Kennedy, and Camryn.

Ohio Valley Banc Corp. common stock is traded on The NASDAQ Global Market under the symbol OVBC. The holding company owns Ohio Valley Bank, soon with 16 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio. Ohio Valley Bank’s sixteenth office, the Point Pleasant North Office, will be a drive-thru only location scheduled to open later this summer. Learn more about Ohio Valley Banc Corp. at www.ovbc.com.